Exhibit 99.1

Flexsteel Announces Second Quarter and Year-To-Date Fiscal 2009 Operating Results

DUBUQUE, Iowa--(BUSINESS WIRE)--February 5, 2009--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its second quarter and fiscal year-to-date December 31, 2008.

The Company reported net sales for the quarter ended December 31, 2008 of $84.5 million compared to the prior year quarter of $106.0 million, a decrease of 20%. The Company reported a net income for the current quarter of $0.3 million or $0.04 per share compared to net income of $1.9 million or $0.28 per share in the prior year quarter. During the current quarter the Company recorded pre-tax charges of approximately $0.5 million, or $0.05 per share after tax related to facility consolidation. Excluding these charges, net income1 for the current quarter was $0.6 million or $0.09 per share.

For the six months ended December 31, 2008, the Company reported net sales of $176.0 million compared to the prior year sales of $206.9 million, a decrease of 15%. The Company reported a net loss for the current six-month period of $0.5 million or $0.07 per share compared to net income of $3.1 million or $0.46 per share in the prior year period. During the current six-month period the Company recorded pre-tax charges of approximately $1.8 million, or $0.18 per share after tax related to facility consolidation. Excluding these charges, net income1 for the six-month period ended December 31, 2008 was $0.7 million or $0.11 per share.

For the quarter ended December 31, 2008, residential net sales were $58.1 million, a decrease of 14% from the prior year quarter net sales of $67.5 million. Recreational vehicle net sales were $4.9 million, a decrease of 67% from the prior year quarter net sales of $14.9 million. Commercial net sales were $21.5 million compared to $23.6 million in the prior year quarter, a decrease of 9%.

For the six months ended December 31, 2008, residential net sales were $120.1 million, a decrease of 8% from the six months ended December 31, 2007. Recreational vehicle net sales were $10.9 million for the six months ended December 31, 2008, a decrease of 65% from the six months ended December 31, 2007. Commercial net sales were $45.0 million for the six months ended December 31, 2008, a decrease of 2% from the six months ended December 31, 2007.

Gross margin for the quarter ended December 31, 2008 was 19.1% compared to 20.8% in the prior year quarter. For the six months ended December 31, 2008, the gross margin was 18.9% compared to 20.2% for the prior year six-month period. The decrease in gross margin percentage for the quarter and six month periods is primarily due to higher costs for purchased product and materials and to a lesser extent under-utilization of manufacturing capacity on significantly lower sales volume.

Selling, general and administrative expenses for the quarter ended December 31, 2008 were 18.2% compared to 17.8% in the prior year quarter. This percentage increase is due to under-absorption of fixed costs on the lower sales volume and an increase in bad debt expense of approximately $0.2 million. For the six months ended December 31, 2008, selling, general and administrative expenses were 18.2% compared to 17.6% in the prior year six-month period. This percentage increase is due to under-absorption of fixed costs on the lower sales volume and an increase in bad debt expense of approximately $0.4 million.

Working capital (current assets less current liabilities) at December 31, 2008 was $93.1 million. Net cash provided by operating activities was $9.3 million during the six months ended December 31, 2008 due to lower accounts receivable and inventory. Net cash provided by operating activities was $3.7 million for the six months ended December 31, 2007.

Capital expenditures were $0.8 million during the first six months of fiscal year 2009. Depreciation and amortization expense was $2.0 million and $2.4 million in the six-month periods ended December 31, 2008 and 2007, respectively. The Company expects that capital expenditures will be less than $1.0 million for the remainder of the fiscal year.

All earnings per share amounts are on a diluted basis.

Outlook

The consolidation of manufacturing operations that the Company announced on September 10, 2008 has been substantially completed as of December 31, 2008. Significant workforce reductions have taken place at other facilities as we continue to adjust operations to bring production capacity in line with current and expected demand for our products. Company wide employment has been reduced approximately 25% over the past year.

Demand for our products is dependent on factors such as consumer confidence, affordable housing, reasonably attainable financing and an economy with low levels of unemployment and high levels of disposable income. These factors are all currently in poor positions, and indications are that they will remain that way in the near-term. We are not anticipating significant improvements in market conditions at this time, and are managing our business on that basis.

While we expect that current business conditions will persist for the remainder of fiscal year 2009, we remain optimistic that our strategy of a wide range of quality product offerings and price points to the residential, recreational vehicle and commercial markets combined with our conservative approach to business will be rewarded over the longer-term.

Analysts Conference Call

We will host a conference call for analysts on February 6, 2009, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 75463509. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 75463509.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

1 Adjusted numbers are non-GAAP financial measures. Further explanations of these non-GAAP measures and reconciliation to the comparable GAAP measures are included in the attached supplemental schedule.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	June 30,
	2008	2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$802,332	$2,841,323
Investments	–	1,160,066
Trade receivables, net	37,756,370	43,783,224
Inventories	84,042,402	85,791,400
Other	7,284,127	7,063,634
Total current assets	129,885,231	140,639,647

NONCURRENT ASSETS:
Property, plant, and equipment, net	24,658,116	26,372,392
Other assets	11,769,582	12,894,179

TOTAL	$166,312,929	$179,906,218

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$18,157,370	$14,580,275
Notes payable and current maturities of long-term debt	1,938,466	5,142,945
Accrued liabilities	16,698,855	19,996,315
Total current liabilities	36,794,691	39,719,535

LONG-TERM LIABILITIES:
Long-term debt	13,551,379	20,810,597
Other long-term liabilities	6,528,998	6,623,699
Total liabilities	56,875,068	67,153,831

SHAREHOLDERS’ EQUITY	109,437,861	112,752,387

TOTAL	$166,312,929	$179,906,218

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
NET SALES	$84,549,730	$105,985,985	$175,966,613	$206,886,348
COST OF GOODS SOLD	(68,418,792)	(83,916,419)	(142,699,189)	(165,053,239)
GROSS MARGIN	16,130,938	22,069,566	33,267,424	41,833,109
SELLING, GENERAL AND ADMINISTRATIVE	(15,393,254)	(18,818,209)	(32,163,291)	(36,381,294)
FACILITY CONSOLIDATION AND OTHER CHARGES	(504,098)	–	(1,852,197)	–
OPERATING INCOME (LOSS)	233,586	3,251,357	(748,064)	5,451,815
OTHER INCOME (EXPENSE):
Interest and other income	503,486	121,380	612,543	220,962
Interest expense	(271,196)	(414,560)	(557,857)	(841,950)
Total	232,290	(293,180)	54,686	(620,988)
INCOME (LOSS) BEFORE INCOME TAXES	465,876	2,958,177	(693,378)	4,830,827
(PROVISION FOR) BENEFIT FROM INCOME TAXES	(170,000)	(1,090,000)	240,000	(1,780,000)
NET INCOME (LOSS)	$295,876	$1,868,177	$(453,378)	$3,050,827
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:

Basic	6,575,633	6,573,559	6,575,633	6,572,365
Diluted	6,652,054	6,616,133	6,575,633	6,610,176

EARNINGS (LOSS) PER SHARE OF COMMON STOCK:

Basic	$0.04	$0.28	$(0.07)	$0.46
Diluted	$0.04	$0.28	$(0.07)	$0.46

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	December 31,
	2008	2007
OPERATING ACTIVITIES:
Net (loss) income	$(453,378)	$3,050,827
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,986,447	2,363,095
Gain on disposition of capital assets	(186,037)	(43,101)
Gain on sale of investments	(462,473)	–
Stock-based compensation expense	114,000	186,000
Impairment of long-lived assets	137,638	–
Deferred income taxes	(241,145)	(248,967)
Changes in operating assets and liabilities	8,367,629	(1,592,052)
Net cash provided by operating activities	9,262,681	3,715,802

INVESTING ACTIVITIES:
Net sales of investments	1,090,099	293,244
Proceeds from sale of capital assets	553,857	62,496
Capital expenditures	(772,266)	(881,955)
Net cash provided by (used in) investing activities	871,690	(526,215)

FINANCING ACTIVITIES:
Net payment of borrowings	(10,463,697)	(240,676)
Dividends paid	(1,709,665)	(1,708,795)
Proceeds from issuance of common stock	–	43,382
Net cash used in financing activities	(12,173,362)	(1,906,089)

(Decrease) increase in cash and cash equivalents	(2,038,991)	1,283,498
Cash and cash equivalents at beginning of period	2,841,323	900,326
Cash and cash equivalents at end of period	$802,332	$2,183,824

SUPPLEMENTAL INFORMATION
NON-GAAP DISCLOSURE (UNAUDITED)

Investors should consider the foregoing non-GAAP net income financial measure in addition to, and not as a substitute for, the GAAP net loss financial measure. See the following table for a reconciliation of the non-GAAP net income financial measure to the GAAP net loss financial measure.

	Three Months Ended		Six Months Ended
	December 31, 2008		December 31, 2008
	$ in	$ per	$ in	$ per
	millions	share	millions	share
GAAP net gain (loss)	$0.3	$0.04	$(0.4)	$(0.07)
Adjustments to reconcile net income:
Facility consolidation, net of tax	(0.3)	(0.05)	(1.1)	(0.18)
NON-GAAP net income	$0.6	$0.09	$0.7	$0.11

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer